IceWEB™ Announces Third Quarter Financial Results

HERNDON, Va. ─ (BUSINESS WIRE) ─ August 14, 2008, ─ IceWEB, Inc. (OTCBB:IWEB), www.IceWEB.com, today announced financial results for its fiscal third quarter which ended June 30, 2008. As projected, revenues continued to increase as the Company continues to gain traction and share in the Storage and On-Demand Software markets.

Revenues for the third quarter were up 64% at $6.0 million compared to $3.7 million for the same period in 2007. Revenues for the nine months ended June 30, 2008 were up $16.4% at $14.1 million compared to $12.1 million for same nine-month period in 2007.

Third quarter total operating expenses were $2.8 million, which included approximately $1.8 million in Non-Cash items from FAS 123R, Acquisition costs, Depreciation and Amortization expense. EBITDA loss for the quarter was $365,000 or approximately $121,000 per month.

John R. Signorello, Chairman and Chief Executive Officer of IceWEB, Inc., stated, “Our products margins remain strong, the sales for IceWEB products continue to increase, and we are rapidly closing in on positive EBITDA. Our cash overhead was approximately $1,119,000 for the quarter and we expect that to drop an additional 15% in the fourth quarter due to rent reduction and consolidation of personnel.”

Signorello Continued, “The vision and direction for IceWEB is crystal clear. We have positioned the company to become the market leader in providing GEOSPATIAL storage solutions. We will soon be filing our provisional patents to protect the company’s intellectual property, which will differentiate our technology in the marketplace and drive shareholder value.”

2008 Fiscal Highlights

For the nine months ended June 30, 2008 compared to the nine months ended June 30, 2007:

•	Revenues increased 16.4% from $12.1 Million to $14.1 Million.
•	Sales of storage, network and security solutions to the Company’s government and enterprise customers increased 14.8% from $12.0 Million to $13.8 million.
•	On-demand software sales increased 188% to $316,665 from $109,786.
•	Gross margin on sales rose 15.7%.
•	Research and development expenses increased to $207,636 from $0 due to R&D activities related to the Company’s proprietary INLINE storage products.
•
Marketing and selling costs were $139,000, an 18% increase from $117,000. The increase was attributable to an increase in web marketing, advertising and print advertising during the nine months period.

•	For the three months ended June 30, 2008 compared to the three months ended June 30, 2007:
•	Revenues increased 64% to $6.0 Million from $3.7 Million.
•	Network, storage and security solution sales totaled $5.6 Million, reflecting a 55% increase from $3.6 Million.
•	EBIDTA Loss for the Quarter was $365,000 or $122,000 per month.

The Company’s fourth quarter and fiscal year ends on September 30, 2008. Fourth quarter plans include increased concentration on select, niche storage markets such as the fast-growing geospatial application segment.

ICEWEB, Inc.
Consolidated Balance Sheet
June 30, 2008
(Unaudited)

CURRENT ASSETS:
Cash	$48,344
Accounts receivable, net of allowance of $9,000	4,100,548
Inventory, net of allowance of $73,518	694,557
Other current assets	45,504
Prepaid expenses	97,668
4,986,621

OTHER ASSETS:
Property and equipment, net	1,141,939
Deposits	61,418
Intangible assets, net of accumulated amortization of $369,589	1,221,341
Total Assets	$7,411,319

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$7,522,868
Notes payable	1,931,469
Deferred revenue	15,625
9,469,962

Long-Term Liabilities
Notes payable	1,016,558

Total Liabilities	10,486,520

Stockholders’ Deficit
Preferred stock ($.001 par value; 10,000,000 shares authorized)
Series A convertible preferred stock ($.001 par value; 0 shares issued and outstanding)	—
Series B convertible preferred stock ($.001 par value; 1,253,334 shares issued and outstanding)	1,253
Common stock ($.001 par value; 1,000,000,000 shares authorized; 22,279,088 shares issued and 22,116,588, shares outstanding)	22,118
Additional paid in capital	15,092,767
Accumulated deficit	(18,178,339)
Treasury stock, at cost, (162,500 shares)	(13,000)

Total stockholders’ deficit	(3,075,201)

Total liabilities and stockholders’ deficit	$7,411,319

ICEWEB, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30		Nine Months Ended June 30
	2008	2007	2008	2007

Sales	$5,981,083	$3,655,019	$14,095,946	$12,114,253

Cost of sales	5,249,906	3,176,055	12,127,796	10,652,698

Gross profit	731,177	478,964	1,968,150	1,461,555

Operating expenses:
Marketing and selling	50,208	(53,981)	138,927	117,248
Depreciation and amortization	259,933	58,658	412,297	189,794
Research and development	121,906	—	207,636	—
General and administrative	2,369,286	764,064	5,187,547	1,938,947

Total Operating Expenses	2,801,333	768,741	5,946,407	2,245,989

Income (loss) From Operations	(2,070,156)	(289,777)	(3,978,257)	(784,434)

Other income (expenses):
Gain/(loss) from sale of assets	—	—	—	153,319
Interest income	682	952	3,266	2,446
Interest expense	(196,450)	(103,880)	(481,457)	(447,816)

Total other (expenses):	(195,768)	(88,195)	(478,191)	(292,050)

Net income (loss)	$(2,265,924)	$16,903	$(4,456,448)	$(1,076,484)

Basic and diluted loss per common share	$(0.12)	$(0.05)	$(0.28)	$(0.11)

Weighted average common shares outstanding-basic and diluted	19,172,959	10,352,305	16,162,168	9,888,434

See accompanying notes to unaudited consolidated financial statements

ICEWEB, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended June 30,
	2008	2007

NET CASH USED IN OPERATING ACTIVITIES	$(385,319)	$87,556

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(65,923)	(1,873)
Net cash received from sale of net assets	—	138,000
Gain on conversion of note payable to equity	—	(132,875)
Cash used in acquisitions, net	(1,311,318)	(247,000)
NET CASH USED IN INVESTING ACTIVITIES	(1,377,241)	(243,749)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of equipment financing	(60,068)	(57,006)
Proceeds from notes payable - related party	—	30,000
Repayment of notes payable - related party	(115,767)	(26,500)
Net proceeds from related party advances	—	11,737
Proceeds from notes payable	7,092,685	610,037
Payments on notes payable	(6,476,876)	(1,048,070)
Proceeds from exercise of common stock options	198,450	185,650
Proceeds from sale of common stock	80,000	—
Proceeds from exercise of common stock warrants	—	407,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	718,424	112,848

NET INCREASE (DECREASE) IN CASH	(1,044,136)	(43,345)

CASH - beginning of period	1,092,470	432,885

CASH - end of period	$48,334	$389,540

Supplemental disclosure of cash flow information:
Cash paid for :
Interest	$463,245	$435,316
Income taxes	—	—

Non-cash transactions affecting investing and financing activities:
Fair value of shares issued for services from a retailer and an investor relations firm	$—	(350,000)
Conversion of shares of preferred stock to shares of common stock	1,037,000	300
Fair value of shares issued in satisfaction of debt to related parties	—	114,000

Acquisition details:
Goodwill	$—	$—
Liabilities assumed	$1,616,814	$—
Common stock issued	$276,845	—
Direct costs	740,000	—
Fair value of assets acquired	$3,944,977	$—
Cash paid	$1,311,318	$250,000

See accompanying notes to unaudited consolidated financial statements

About IceWEB, Inc.

Headquartered just outside of Washington, D.C., IceWEB manufactures and markets storage solutions and on-line application services. Additionally it is a leading source for best-of-class security products, services and solutions offered in partnership with a wide range of global technology leaders. Its customer base includes U.S. government agencies, enterprise companies, and small to medium sized businesses (SMB). For more information, please visit www.IceWEB.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q; and any reports on Form 8K. IceWEB takes no obligation to update or correct forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:
703-344-0951 or email at investor@iceweb.com